Press Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP SIGNS LONG-TERM VEHICLE SUPPLY AGREEMENT WITH FORD MOTOR COMPANY

Tulsa, Oklahoma, February 11, 2009: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that it has executed a secondary vehicle supply agreement with Ford Motor Company that will allow the Company to source a portion of its annual vehicle purchases through Ford until August 2012. The multi-year agreement will supplement the Company’s primary supply agreement with the Chrysler Corporation. Purchases will begin with the 2009 model year.

“We are pleased to have Ford as a long-term supplier. As we work to satisfy our customers’ varied rental needs, this agreement provides us access to a broader array of product offerings, such as long wheel based vans. Additionally, it provides us a solid secondary source for program vehicles,” said Scott L. Thompson, President and Chief Executive Officer.

Currently, the Company’s primary vehicle supply agreement with Chrysler – which remains in effect through the 2011 model year – requires the Company to purchase at least 75 percent of its vehicles from Chrysler to obtain certain agreed upon volume incentive payments.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 7,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results include the impact of persistent pricing and demand pressures, particularly in light of the current instability in the global financial markets and concerns about economic prospects, which have continued to depress consumer confidence and spending levels and could affect the ability of our customers to meet their payment obligations to us; volatility in gasoline prices; the impact of pricing and other actions by competitors, particularly if demand continues to be soft; airline travel patterns, including further disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions; the cost and other terms of acquiring and disposing of automobiles and the impact of current adverse conditions in the used car market on our ability to reduce our fleet capacity as and when projected by our plans; the financial performance and prospects of our principal vehicle supplier and whether recently adopted federal support for the U.S. automotive industry is successful; our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly as we increase the level of Non-Program Vehicles (those without a guaranteed residual value) and our exposure to the used car market; our ability to obtain cost-effective financing as needed without unduly restricting operational flexibility, particularly if the current instability in the global financial markets is prolonged; our ability to comply with financial covenants or to obtain necessary amendments or waivers; our ability to manage the consequences under our financing agreements of a default by any of the Monolines that provide credit support for our asset backed financing structures; whether counterparties under our derivative instruments will continue to perform as required; whether governmental and regulatory initiatives in the United States and elsewhere to stabilize the financial markets will be successful; the effectiveness of other actions we take to manage costs and liquidity; disruptions in information and communication systems we rely on, including those relating to methods of payment; access to reservation distribution channels; the cost of regulatory compliance and the outcome of pending litigation; local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed; and the impact of natural catastrophes and terrorism. Forward-looking statements should be considered in light of information in this press release and other filings with the Securities and Exchange Commission.

Contacts:

Financial:	H. Clifford Buster III	Media: Chris Payne
Chief Financial Officer	Senior Manager
(918) 669-3277	Corporate Communications
(918) 669-2236
chris.payne@dtag.com